Exhibit 23.1

Consent of Independent Accounting Firm
GSE Systems, Inc.
Sykesville, Maryland

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-212241, 333-183427, 333-150249 and 333-138702) of GSE Systems, Inc. of our report dated April 27, 2018, except for note 1,4,9 and 10, which are as of May 1, 2019, relating to financial statements of DP Engineering Ltd. Co., which appears in this Form 8K/A.

/s/ Calvetti Ferguson, P.C,
May 1, 2019